Exhibit 10.10

06/22/2026

Dear Tom,

On behalf of Complete Solar, Inc. d/b/a SunPower (“SunPower” or the “Company”), we are delighted to extend an offer of full-time employment to you to join our team as the Chief Financial Officer subject to the terms and conditions of this letter agreement (the “Offer Letter”).

Responsibilities and Location

As Chief Financial Officer, you will report directly to CEO, T.J. Rodgers and have the customary responsibilities associated with the position. You agree to continue to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests.

Base Salary

As a full-time employee, your base salary will be $400,000 annually, paid bi-weekly in accordance with the Company's standard payroll policies, provided you have rendered services during the pay period and subject to any deductions permitted under law. Your base salary will be subject to review annually by the Company’s Board of Directors (the “Board”), or a committee thereof, as part of the Company's normal salary review process. Your role as Chief Financial Officer is full-time exempt, which means you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. As a full-time employee, you are eligible to participate in the benefits the Company provides to similarly situated full-time employees, as stated in this Offer Letter and the Company’s other policies.

Bonus

Beginning 06/22/2026, and for each year of employment thereafter, you will be eligible for an annual bonus of 50% of your annual gross salary (the “Annual Bonus”). For your first year of employment your Bonus is prorated based on your start date. Your Annual Bonus is not guaranteed and is based on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company typically sets its plan after Board review and approval of its Annual Operating Plan (AOP) which normally happens in the 1st Quarter of the calendar year. To be eligible to receive an Annual Bonus you must be employed by the Company and in good standing on the date of the applicable Annual Bonus payment. All bonuses will be paid in accordance with the Company's standard payroll policies and subject to applicable withholdings by no later than March 15th of the following calendar year. No prorated amount will be paid if your employment terminates for any reason prior to the payment date.

Equity Inducement Grant

As a material inducement to commencement of employment with the Company, as soon as practicable following your start date, the Company will grant to you 1,000,000 restricted stock units (“RSUs”) with respect to shares of the Company’s common stock. This employment inducement award of RSUs (the “Employment Inducement Award”) will be granted outside of the Company’s 2023 Equity Incentive Plan, as amended (the “2023 Equity Plan”), but the Employment Inducement Award will be subject to the same terms and conditions as apply to awards made under the 2023 Equity Plan. Further, this Employment Inducement Award will be made pursuant to the terms of a separate Employment Inducement Award Agreement (“Employment Inducement Award Agreement”) issued outside of the 2023 Equity Plan. Upon vesting, one share of Common Stock will be issued for each RSU under the Employment Inducement Award. Twenty percent (20%) of the shares subject to the RSUs under the Employment Inducement Award will vest after one year subject to your continuous service through such vesting date. The remaining eighty percent (80%) of the shares subject to such RSUs under the Employment Inducement Award will vest monthly over the remaining 4 years of the vesting schedule subject to your continuous service through each vesting date. You should consult with your own tax advisor concerning the tax consequences of accepting the Employment Inducement Award and the related Employment Inducement Award Agreement. Your receipt of the Employment Inducement Award is conditioned on your employment with the Company and the Employment Inducement Award will be subject to the terms of the Employment Inducement Award Agreement and the terms of the 2023 Equity Plan incorporated by reference therein (including those related to vesting and termination).

Change in Control Acceleration

If, within twelve (12) months following a Change in Control, the Company or its successor terminates your employment without Cause (excluding death or Disability), or you resign for Good Reason, then, subject to your timely execution and non-revocation of the release of claims described in the Severance section, a portion of the then-unvested RSUs under the Employment Inducement Award will accelerate and vest in full: (a) one hundred thousand (100,000) RSUs if such termination occurs on or before the second anniversary of your start date; or (b) all then-unvested RSUs if such termination occurs after the second anniversary. No acceleration occurs on a Change in Control absent such qualifying termination, and if the award is not assumed or substituted by the successor it will be treated solely as provided in the 2023 Equity Plan. Accelerated RSUs will be settled under the Employment Inducement Award Agreement in a manner intended to comply with or be exempt from Section 409A of the Internal Revenue Code.

Benefits

As a full-time employee, you will be eligible to participate in employee benefits and benefit plans that the Company generally makes available to its full-time employees, subject to the terms and conditions of such benefits and benefit plans, including any applicable waiting periods. Benefits generally become effective on your first day of work.

Currently, exempt employees do not accrue vacation or sick leave and are not subject to any limits in how much vacation or sick leave they take per year. Under the Company’s non-accrual discretionary time off (“DTO”) policy, you shall have the right to take reasonable paid time off from time to time for vacation and other personal absences (including for short-term illnesses lasting no more than 14 days, and for medical appointments for yourself or a family member or any other reason covered by an applicable sick leave law), subject to your continuing job duties. An employee’s ability to take paid time off is not a form of additional wages for services performed. The Company’s non-accrual DTO policy will be interpreted and applied so that you receive any sick leave rights and protections available to you under applicable law.

Confidential Information and Company Policies

As a Company employee, you are expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

“At Will” Employment and Probationary Period

Employment with the Company is “at will.” This means that you or the Company may terminate your employment at any time, with or without cause. Although your job duties, title, responsibilities, reporting level, compensation, benefits, as well as the Company's personnel policies and procedures, may be changed with or without notice at any time in the Company's sole discretion, the "at will" nature of your employment may only be changed in an express agreement signed by you and an authorized representative of the Company.

Subject to the “at will” employment provision above, the first six (6) months of your employment are a probationary period in which performance will be assessed and a decision on continued employment will be made. To be clear, this initial 6-month probationary period is not guaranteed employment for 6 months, and your employment remains at-will and can be terminated at any time for any reason by you or the Company.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment. If the Company informs you that you are required to complete a background check or reference check, this offer is contingent upon satisfactory clearance of such processes. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Severance

Subject to your compliance with the Preconditions (as defined below), then in the event your  employment is terminated by the Company for reasons other than for Cause (as defined below), death, or  Disability (as defined below), or you resign from your employment for Good Reason (as defined below)  and provided such termination constitutes a “separation from service” (as defined under Treasury  Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation  from Service”), then the Company shall provide you with the following severance benefits (collectively,  the “Severance Benefits”):

an amount equal to three (3) month of your then-current base salary, less applicable withholdings,  paid over such three (3) month period, on the schedule described below (the “Salary Severance”),  if you timely elect continued coverage under COBRA for yourself and your covered dependents  under the Company’s group health plans following such termination or resignation of employment,  then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest  of (A) the close of the three (3) month period following the termination of your employment, (B)  the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when  you become eligible for substantially equivalent health insurance coverage in connection with new  employment (such period from the termination date through the earliest of (A) through (C), the  “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its  sole discretion, that the payment of the COBRA premiums could result in a violation of the  nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar  effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as  amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease. No payments will begin or be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Severance and Bonus Severance that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Severance and other Severance Benefits being paid as originally scheduled. The following definitions are applicable for purposes of this Offer Letter. “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee that has caused or is likely to cause material damage to the Company; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is likely to cause material damage to the Company; (iv) your breach or disclosure of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company) that has caused or is likely to cause material damage to the Company; (v) your willful failure to perform your employment duties as an employee (other than a failure resulting from your Disability) that has caused or is likely to cause material damage to the Company; or (vi) your willful breach of any of your obligations under any written agreement or covenant with the Company. In the event that the Company believes that Cause has arisen pursuant to the above (other than clause (ii) of this definition) termination shall become effective only after specific written notice thereof from the Company describing the Cause and a 30-day period in which to cure such failure, provided no such notice and cure period is required if the Company determines, in its sole discretion, that Cause is not reasonably curable. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time. “Disability” means that you have been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. “Good Reason” means your resignation from employment within 30 days following the “notice and cure period” described below following the occurrence of one or more of the following without your consent: (i) a reduction in your base salary by more than 10% (other than in connection with similar decreases of other comparable employees of the Company); or (ii) a material change in the geographic location of your primary work facility or location; provided, that a relocation that is consensual or does not increase your average commute time by more than 1 hour from your then present location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.

The “Preconditions” to your receipt of any severance benefits under this Offer Letter are that you must continue to comply with your obligations under your Confidential Information and Inventions Assignment Agreement; (b) deliver to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date (or such shorter period as may be provided for in such general release of claims); and (c) if you are a member of the Board, you must resign from the Board, effective no later than the date of your termination date (or such other date as requested by the Board).

It is intended that all of the severance benefits and other payments payable under this Offer Letter satisfy,  to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the  expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Amendment

Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company.

Enforcement; Arbitration

The Company hopes that in the event a dispute between you and the Company arises, it will be resolved between the parties. However, in the event that a dispute arises that cannot be resolved directly, it shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under such arbitration service’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i)https://www.jamsadr.com/rules-employment-arbitration/and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction

If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Tom, we are incredibly excited you will continue to be part of the team at SunPower. You may indicate your agreement with these terms and accept this offer by signing and dating this Offer Letter. This offer will expire if it is not accepted, signed and returned by end of day 06/22/2026. We look forward to your favorable reply and to the opportunity to continue to work with you.

Sincerely,

/s/ Cole Allen
Cole Allen, Chief Administrative Officer

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this Offer Letter and I accept each of those terms. I further understand that this Offer Letter, together with my Employee Confidential Information and Inventions Assignment Agreement, is the Company's complete offer of continuing employment to me, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment including but not limited to the Prior Offer Letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Offer Letter.

/s/ Tom Kowalczuk

Date
06 / 23 / 2026